UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2009

Premier Exhibitions, Inc.
(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, N.E., Suite 2250, Atlanta, Georgia	30326

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 842-2600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On September 3, 2009, Premier Exhibitions, Inc. (the “Company”) entered into a new three-year employment agreement (the “Agreement”) with Christopher J. Davino to provide for Mr. Davino’s continued employment as the Company’s President and Chief Executive Officer and his continued service on the Company’s Board of Directors, subject to shareholder re-election. The Agreement terminates the existing agreement between the Company and Mr. Davino pursuant to which he was engaged on an interim basis.
          Pursuant to the Agreement, Mr. Davino will receive an annual salary of $290,000, a housing stipend of $2,000 per month and reimbursement of commuting expenses. The Agreement provides Mr. Davino with an annual incentive bonus opportunity, with a “target” annual incentive opportunity equal to 50 percent of his annual base salary. The incentive payments will be based on Mr. Davino’s achievement of performance objectives to be established by the Company’s Board of Directors, provided that at least one-half of the annual incentive opportunity will be based on the Company’s achievement of quantitative financial metrics.
          In connection with the entry into the Agreement, on September 3, 2009, the Company made a one-time stock option grant to Mr. Davino providing for the purchase of 1,170,000 shares of the Company’s common stock, which has an exercise price per share equal to the closing price per share of the Company’s common stock on the grant date, as reported on the NASDAQ Global Market, and will vest one-third per year over three years.
          If the Company terminates Mr. Davino without cause or elects not to renew the Agreement, or if Mr. Davino resigns for good reason, Mr. Davino will be entitled to a severance payment equal to 150 percent of his annual base salary and an annual incentive bonus for the entire year of termination, calculated pursuant to the Agreement. Upon any termination that triggers severance, Mr. Davino’s stock options will vest in full and will remain exercisable for two years following the termination. Under the Agreement, “cause” includes (i) willful and deliberate continued failure to substantially perform employment duties, (ii) any act of fraud, material misappropriation, embezzlement or similar material dishonest or material wrongful act, (iii) continued abuse of alcohol, prescription drugs or any substance which materially interferes with Mr. Davino’s ability to perform his services or use of illegal drugs, (iv) a felony or a crime involving moral turpitude, and (v) a material breach of the confidentiality provisions under the Agreement. “Good reason” includes (i) a material reduction in Mr. Davino’s duties or responsibilities (including Mr. Davino not continuing as the Chief Executive Officer of a public company after a change of control), (ii) Mr. Davino’s removal from his position as the Chief Executive Officer, (iii) a change in job location by more than 50 miles, (iv) a material reduction in Mr. Davino’s overall compensation, and (v) a material breach of the Agreement by the Company.
          The Agreement contains customary indemnification and confidentiality provisions and imposes a duty on Mr. Davino to cooperate with investigations and litigation and to assist with the Company’s transition to any successor Chief Executive Officer.
          This summary does not purport to be complete and is qualified by reference to the full text of the Agreement and the Nonqualified Stock Option Agreement between the Company and Mr. Davino, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are hereby incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1 Employment Agreement by and between Premier Exhibitions, Inc. and Christopher J. Davino, dated as of September 3, 2009.
10.2 Nonqualified Stock Option Agreement by and between Premier Exhibitions, Inc. and Christopher J. Davino, dated as of September 3, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
By:	/s/ John A. Stone
John A. Stone
Chief Financial Officer

Date: September 8, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and between Premier Exhibitions, Inc. and Christopher J. Davino, dated as of September 3, 2009.

10.2	Nonqualified Stock Option Agreement by and between Premier Exhibitions, Inc. and Christopher J. Davino, dated as of September 3, 2009.